SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549

                               FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

                                     Commission File Number: 000-27039


                        Converge Global, Inc.
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        (Exact Name of registrant as specified in its charter)

      6421 Congress Avenue, Suite 206 Boca Raton, Florida 33487
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock par value $.001
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       (Title of each class of securities covered by this Form)

                                 None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]   Rule 12h-3(b)(1)(i)    [X]
     Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(ii)   [ ]
                                Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date: 100.

Pursuant to the requirements of the Securities Exchange Act of 1934, Converge Global, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

                              CONVERGE GLOBAL, INC.



Date: 11/20/02                By: /s/ Michael P. Brown

                              Michael P. Brown, President